Mitek Names SaaS Veteran Jeff Davison as Chief Financial Officer
Senior technology executive brings extensive SaaS
financial and operational experience

SAN DIEGO, CA and LONDON, UK, June 21, 2017 – Mitek (NASDAQ: MITK, www.miteksystems.com), a global leader in mobile capture and identity verification software solutions, today announced that Jeff Davison has joined the company as Chief Financial Officer, effective June 21, 2017.

“Jeff brings a wealth of financial, operational and public company experience, and extensive SaaS expertise that will be a tremendous asset to our leadership team as Mitek continues to evolve into a leading SaaS ID verification provider,” said James DeBello, Chairman and CEO, Mitek. “The Board of Directors and I are delighted to welcome Jeff and look forward to his contribution as we move forward with our aggressive growth plan. Delivering over 50 percent growth in our ID business in the second quarter, Mitek continues to gain momentum with our industry leading mobile ID verification offering, which squarely addresses the over $10 billion and growing identity and access management market.”

Mr. Davison has more than 25 years of experience in the financial operations and management of technology companies, including serving as CFO at RightNow Technologies, a successful SaaS CRM company. During his 12-year tenure at RightNow, he played a key role in taking RightNow from a privately held company through a successful IPO and ultimately its $1.8 billion acquisition by Oracle. He was instrumental in executing RightNow’s acquisition activities, completing four acquisitions, and also served as VP Sales Operations and VP Finance and Operations. Mr. Davison also previously served as an SVP at NetSuite, CFO of Outbrain, and in senior finance and sales positions at other leading tech companies.

“This is an exciting time for Mitek as the company continues to emerge into a global leader in SaaS identity verification,” said Davison. “I am thrilled to join the talented leadership team as they continue to grow the business and further expand their presence in this large and growing industry, and I look forward to driving increased shareholder value."

Mr. Davison will replace Russ Clark, who is leaving the company to pursue other opportunities. “On behalf of the Board, I would like to thank Russ for his extraordinary contributions to Mitek over the last five-plus years, and we wish him the best in his future endeavors,” added DeBello.

About Mitek
Mitek (NASDAQ: MITK) is a global leader in mobile capture and identity verification software solutions. Mitek’s ID document verification allows an enterprise to verify a user’s identity during a mobile transaction, enabling financial institutions, payments companies and other businesses operating in highly regulated markets to transact business safely while increasing revenue from the mobile channel. Mitek also reduces the friction in the mobile users’ experience with advanced data prefill. These innovative mobile solutions are embedded into the apps of more than 5,600 organizations and used by tens of millions of consumers for mobile check deposit, new account opening, insurance quoting, and more. For more information, visit www.miteksystems.com or www.miteksystems.co.uk. (MITK-F)

Follow Mitek on LinkedIn: https://www.linkedin.com/company/mitek-systems-inc-

Follow Mitek on Twitter: http://www.twitter.com/miteksystems
Connect with Mitek on Facebook: http://www.facebook.com/MitekSystems
See Mitek on YouTube: http://www.youtube.com/miteksystems
Read Mitek’s latest blog post: http://www.miteksystems.com/blog

Mitek Contact:
Ann Reichert
Senior Director of Marketing
pr@miteksystems.com

Katherine Verducci
MIX Public Relations
pr@mix-pr.com

Mitek Investor Contacts:
Todd Kehrli or Jim Byers
MKR Group, Inc.
mitk@mkr-group.com